EXHIBIT 5

                           DRINKER BIDDLE & REATH LLP
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496

                                December 22 1998


Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA 19090

Ladies and Gentlemen:

     We have acted as counsel to Kulicke and Soffa Industries, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to up to 1,000,000 Common Shares, no par value, of the Company (the "Shares") issuable under the Company's Incentive Savings Plan (the "Plan").

     In this capacity, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Restated Articles of Incorporation, its By-laws, resolutions of its Board of Directors and shareholders, the Plan, and such other documents and corporate records as we have deemed appropriate for the purpose of giving this opinion.

     Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the Shares when issued by the Company in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable by the Company.

     The opinions expressed herein are limited to the business corporation law of the Commonwealth of Pennsylvania.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                            Very truly yours,

                                            /s/ DRINKER BIDDLE & REATH LLP


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